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                                                                    EXHIBIT 23.2

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


        We consent to the reference to our firm under the caption "Experts" in the Amendment No. 1 to the Registration Statement (Form S-3 No. 333-82795) and related prospectus of JDS Uniphase Corporation for the registration of 10,000,000 shares of its common stock and to the incorporation by reference therein of our report dated January 7, 1999 (except for the first paragraph under "Basis of Presentation" in Note 1, as to which the date is April 23, 1999) with respect to the consolidated financial statements and the related financial statement schedule of Uniphase Corporation included in its Current Report on Form 8-K/A dated April 28, 1999, filed with the Securities and Exchange Commission.

                                                           /s/ Ernst & Young LLP

        San Jose, California

        July 26, 1999